EX-99.77C

Exhibit 7C

Addendum to Question 7.c on Form N-SAR
List the name of each series and give a consecutive number to each series in excess of the 99 consecutive series permitted by the Form.

Please refer to the most recent shareholders report for additional information concerning the funds

          Is this the
         Series last
         filing for
         this
         series?
Series Number  Series Name     (Y/N)
113  JPMORGAN EQUITY FOCUS FUND    N
120  JPMORGAN SMARTRETIREMENT 2055 FUND   N
122  JPMORGAN SMARTALLOCATION EQUITY FUND   N
125  JPMORGAN SMARTRETIREMENT BLEND 2020 FUND  N
126  JPMORGAN SMARTRETIREMENT BLEND 2025 FUND  N
127  JPMORGAN SMARTRETIREMENT BLEND 2030 FUND  N
128  JPMORGAN SMARTRETIREMENT BLEND 2035 FUND  N
129  JPMORGAN SMARTRETIREMENT BLEND 2040 FUND  N
130  JPMORGAN SMARTRETIREMENT BLEND 2045 FUND  N
131  JPMORGAN SMARTRETIREMENT BLEND 2050 FUND  N
132  JPMORGAN SMARTRETIREMENT BLEND 2055 FUND  N
133  JPMORGAN SMARTRETIREMENT BLEND INCOME FUND  N